ws5280A



                      SUBADMINISTRATIVE SERVICES AGREEMENT


         SUBADMINISTRATIVE SERVICES AGREEMENT, dated as of March 1, 1999, by and between BROWN BROTHERS HARRIMAN TRUST COMPANY (the "Administrator") and 59 WALL STREET ADMINISTRATORS, INC., a Delaware corporation (the "Subadministrator").

                              W I T N E S S E T H:

         WHEREAS, the Administrator has entered into an Administrative Services Agreement (the "Administrative Agreement") with each of U.S. Money Market Portfolio, Inflation-Indexed Securities Portfolio (formerly, U.S. Short/Intermediate Bond Portfolio), U.S. Equity Portfolio, U.S. Small Company Portfolio, European Equity Portfolio, Pacific Basin Equity Portfolio, International Equity Portfolio, Emerging Markets Portfolio (formerly, Short Term Portfolio), and U.S. Mid-Cap Portfolio (each a "Portfolio" and collectively the "Portfolios") dated as of March 1, 1999; and

         WHEREAS, as permitted by Section 6 of the Administrative Agreement, the Administrator desires to subcontract some or all of the performance of its obligations thereunder to the Subadministrator, and the Subadministrator desires to accept such obligations; and

         WHEREAS, the Administrator wishes to engage the Subadministrator to provide certain administrative services on the terms and conditions hereinafter set forth, so long as the Trustees of each Portfolio shall have found the Subadministrator to be qualified to perform the obligations sought to be subcontracted.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

         1. Duties of the Subadministrator. The Subadministrator shall perform such administrative and management services as may from time to time be agreed to between the Administrator and the Subadministrator. The administrator shall perform administrative and management services including the following: (i)
furnish each Portfolio with adequate office facilities, utilities, office equipment and related services; (ii) be responsible for the financial and accounting records required to be maintained for each Portfolio (including those being maintained by each Portfolio's custodian) other than those being maintained by each Portfolio's investment adviser; (iii) furnish each Portfolio with ordinary clerical, bookkeeping and recordkeeping services at such office facilities; (iv) arrange, but not pay for, the preparation for each Portfolio of all required tax returns and reports to its investors and the Securities and Exchange Commission and the periodic updating of each Portfolio's registration statement; (v) oversee the performance of administrative and professional services to each Portfolio by others, including each Portfolio's custodian; and
(vi) authorize and permit any of its Directors, officers and employees who may be elected as Trustees or officers of a Portfolio to serve in the capacities in which they are elected. Notwithstanding the foregoing, the Subadministrator under this Agreement shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the management of the assets of any Portfolio or the rendering of investment advice and supervision with respect thereto, nor shall the Subadministrator under this agreement be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent, shareholder servicing agent or custodian of a Portfolio.

         2. Compensation of Subadministrator. For the services to be rendered and the facilities to be provided by the Subadministrator hereunder, the Administrator shall pay an administrative fee to the Subadministrator as may from time to time be agreed to between the Administrator and the Subadministrator. The Subadministrator assumes and will pay the salaries and expenses of all personnel of the Portfolios who are affiliated with the Subadministrator.


         3. Limitation of Liability of the Subadministrator. The Subadministrator shall not be liable for any error of judgment or mistake of law or for any act or omission in the administration or management of the Portfolios or the performance of its duties hereunder, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of the reckless disregard of its obligations and duties hereunder. As used in this
Section 4, the term "Subadministrator" shall include the Subadministrator and/or any of its affiliates and the Directors, officers and employees of the Subadministrator and/or any of its affiliates.

         4. Activities of the Subadministrator. The services of the Subadministrator are not to be deemed to be exclusive, the Subadministrator being free to render administrative and/or other services to other parties. It is understood that Trustees, officers, and investors in a Portfolio are or may become interested in the Subadministrator and/or any of its affiliates, as Directors, officers, employees, or otherwise, and that Directors, officers and employees of the Subadministrator and/or any of its affiliates are or may become similarly interested in a Portfolio and that the Subadministrator and/or any of its affiliates may be or become interested in a Portfolio as an investor or otherwise.

         5. Termination. This Agreement may be terminated by a Portfolio at any time, without the payment of any penalty, by the Trustees of the Portfolio or by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio, upon not less than 60 days' written notice to the Administrator, or by the Administrator at any time, without the payment of any penalty, upon not less than 90 days' written notice to the Portfolio. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

         6. Amendment. The parties may amend this Agreement and include such other terms and conditions as may from time to time be agreed to between the Administrator and the Subadministrator, so long as the Trustees of the Portfolios shall have found the subcontracting party to be qualified to perform the obligations sought to be subcontracted.

         7. Notice. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Administrator at 59 Wall Street, New York, NY 10005, Attention: Senior Vice President; or (2) to the Subadministrator at 21 Milk Street, Boston, MA 02109, Attention: Secretary.

         8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

                                           BROWN BROTHERS HARRIMAN TRUST COMPANY


                                           By:



                                           59 WALL STREET ADMINISTRATORS, INC.


                                           By